Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Spirit of Texas Bancshares, Inc.

Conroe, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-232092) and Form S-8 (No. 333-228169) of Spirit of Texas Bancshares, Inc. of our report dated March 5, 2021, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/BDO USA, LLP

Spokane, Washington

March 5, 2021